Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-129647, 333-72436 and 333-57431) and on Form S-3 (Nos. 333-161738 and 333-157377) of Washington Banking Company of our report dated March 16, 2011, relating to the consolidated statements of financial condition of Washington Banking Company and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Moss Adams LLP

Portland, Oregon

March 16, 2011